Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements (Nos. 333-133640, 333-112521, 333-82302, 333-66422, 333-10409) on Form S-8 of our report dated March 13, 2009, with respect to the combined financial statements of HR Textron (a wholly owned business unit of Textron Inc.) as of and for the year ended December 31, 2008, included in this Current Report on Form 8-K/A of the Woodward Governor Company.
/s/ Ernst & Young, LLP
Boston, Massachusetts
June 11, 2009